Exhibit 10.46

April 9, 2007

CONFIDENTIAL

Mr. Ron Aramini

Chief Executive Officer

Pemco Aviation Group, Inc.

1943 North 50th Street

Birmingham, Alabama 35212

Re:	Offer to Purchase Pemco World Air Services, Inc. (“PWAS”)

Dear Ron:

In order to assure that Pemco Aviation Group, Inc. is not forced into accepting a less than appropriate bid to acquire PWAS due to financing needs, I hereby agree, at your option, (1) to purchase all of the outstanding capital stock of PWAS for $30 million in cash, or (2) to provide or cause to be provided to Pemco financing on commercially reasonable terms in an amount sufficient to refinance all of Pemco’s then current debt such that no principal payments would be due until April 30, 2008.

The documentation for the transaction will be negotiated in good faith and include mutual and customary representations, warranties, covenants, conditions and indemnification. The conditions to the purchase transaction will include, among other things, the receipt of all required consents and approvals, the receipt of a fairness opinion to the effect that the transaction is fair, from a financial point of view, to Pemco’s stockholders, and the absence of any material adverse change in the business of PWAS. If the parties are unable to obtain all required consents and approvals, or to otherwise close the purchase transaction in a timely manner to satisfy creditor demands, I will immediately arrange the financing contemplated by clause (2) above.

This offer will remain open until the earlier of April 30, 2008 or the sale of PWAS to a third party. You are under no obligation to accept this offer at any time.

Very truly yours,

/s/ Michael E. Tennenbaum
Michael E. Tennenbaum